Exhibit 99.1

Express Scripts Names Cathy R. Smith Chief Financial Officer

ST. LOUIS, January 14, 2014 — Express Scripts Holding Company (NASDAQ:ESRX) today announced that Cathy R. Smith will join the company as Executive Vice President and Chief Financial Officer, effective February 10, 2014.

She will join Express Scripts from Walmart, where she has been executive vice president of strategy and chief financial officer for Walmart International since February 2010. Before joining Walmart, she was executive vice president and chief financial officer at GameStop. Prior to GameStop, she held executive vice president and chief financial officer roles at Centex Corp., a leading U.S. homebuilder, and Kennametal, a global industrial tool manufacturer. Earlier in her career, she served in various finance roles for 18 years in aerospace/defense companies.

“Cathy has demonstrated a solid track record of success at leading companies in diverse industries, and we believe her background is a great fit for Express Scripts,” said George Paz, chairman and chief executive officer. “We look forward to welcoming Cathy and expect she will make important contributions to our continued growth.”

About Express Scripts

Express Scripts manages more than a billion prescriptions each year for tens of millions of patients. On behalf of our clients – employers, health plans, unions and government health programs – we make the use of prescription drugs safer and more affordable. Express Scripts uniquely combines three capabilities – behavioral sciences, clinical specialization and actionable data – to create Health Decision Science, our innovative approach to help individuals make the best drug choices, pharmacy choices and health choices. Better decisions mean healthier outcomes.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

Media Contact:

Brian Henry

314-684-6438

bhenry@express-scripts.com

Investor Contact:

David Myers

314-810-3115

investor.relations@express-scripts.com